                                                                     Exhibit 5.1
                         [Letterhead of Blank Rome LLP]



                                  June 5, 2003

Impax Laboratories, Inc.
3735 Castor Avenue
Philadelphia, PA 19124


         RE:  Impax Laboratories, Inc. Registration Statement on Form S-3
              -----------------------------------------------------------

Gentlemen:

         We have acted as counsel to Impax Laboratories, Inc. (the "Company") in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to (i) 4,577,083 shares of common stock, (ii) warrants to purchase up to 878,815 shares of common stock and (iii) up to 878,815 shares of common stock issuable upon exercise of such warrants (collectively, the "Securities") set forth in the Registration Statement. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         Although as counsel to the Company we have advised them in connection with a variety of matters referred to us by them, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Articles of Incorporation, as amended and Amended and Restated Bylaws, (ii) resolutions adopted by the Board of Directors of the Company, (iii) the Common Stock and Warrant Purchase Agreement dated as of May 6, 2003 ("Purchase Agreement"), (iv) the warrants issued by the Company on May 7, 2003 pursuant to the Purchase Agreement and (v) the Registration Statement. We have not performed any independent investigation other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Delaware.

         Based upon and subject to the foregoing, we are of the opinion that:
(a) the shares of common stock and warrants being offered by this prospectus are legally issued, fully paid and nonassessable; and (b) the shares of common stock issuable upon exercise of the warrants, when exercised, issued and paid for as contemplated in the warrants, will be legally issued, fully paid and nonassessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein.

                                   Sincerely,



                                   /s/ Blank Rome LLP